                                                                    EXHIBIT 99.1

Blue River Bancshares, Inc. announces Increased Dividend, Stock Repurchase Program and 1st Quarter Earnings (Unaudited)

April 26, 2007

Blue River Bancshares, Inc. (NASDAQ: BRBI) today announced that a quarterly dividend of $.0225 per share was declared by the Board of Directors, payable June 1, 2007, to shareholders of record as of the close of business on May 15, 2007. This is the third consecutive quarterly dividend increase since the company began its dividend program.

Blue River also announced today that its Board of Directors approved the immediate implementation of a stock repurchase program. Under the stock repurchase program, Blue River may repurchase up to 50,000 shares of its common stock, which represents approximately 1.425% of Blue River's outstanding common stock. Shares will be repurchased from time-to-time in the open market or in privately negotiated transactions in accordance with applicable federal and state securities and banking laws and regulations. The extent to which Blue River repurchases shares of its common stock and the timing of such repurchases will depend upon stock price, general economic and market conditions and other corporate considerations. The repurchase program may be terminated or suspended at any time by resolution of the Board of Directors.

In addition, Blue River reported consolidated net income of $179,000 for the quarter ended March 31, 2007. This net income compares to consolidated net income for the same period of 2006 of $228,000. Fully diluted earnings per share were $.05 for the quarter ended March 31, 2007 and $.07 for the same period in 2006. Weighted average outstanding shares (fully diluted) were 3,511,028, as of March 31, 2007, compared to 3,509,944 shares at the end of the same quarter of 2006.

Net interest income before loan loss provision for the three months ended March 31, 2007 was $2,174,000 as compared to $1,917,000 for the same period of 2006. This increase was primarily the result of loans outstanding increasing by 14.8% during the past year. Non-interest income was $195,000 compared to $308,000 for the same period of 2006. This large decrease is primarily the result of our reduction of emphasis on mortgage originations.

The loan loss provision was $154,000 for the three months ended March 31, 2007 versus $68,000 for the quarter ended March 31, 2006.

Non-interest expense increased to $1,921,000 for the quarter ended March 31, 2007 as compared to $1,788,000 for the quarter ended March 31, 2006. This increase was primarily the result of increased compensation expense, related to the opening of our loan production office in Fishers, Indiana, unusual weather-related occupancy expenses and professional fees associated with our proposed charter sale.

Russell Breeden, III, Chairman, CEO and President of Blue River commented, "We are pleased to be able to increase the dividend again this quarter. This action, along with the stock repurchase program, reflects the confidence your Board of Directors has in the future of Blue River Bancshares, Inc."

Mr. Breeden also added, "Our ability to develop a strong stream of net interest income has provided the foundation for us to continue to create increased shareholder value. During the short term, our challenge will be to achieve a reasonable resolution to a small number of loans. Our success at this activity will, obviously, dictate the level of our short term operating profit."

Blue River Bancshares, Inc. is the holding company for Shelby County Bank, Shelbyville, Indiana and Paramount Bank, Lexington, Kentucky.

Certain matters in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend," or future or conditional verbs such as "will," "would," "should," "could," or "may". These forward-looking statements relate to, among other things, expectations of the business environment in which Blue River operates, projections of future performance, perceived opportunities in the market and potential future credit experience.

These forward-looking statements are based upon the current beliefs and expectations of Blue River's management and are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are outside of Blue River's control. Blue River's actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors, including, but not limited to, the general business environment, interest rates, the economy, competitive conditions between banks and non-bank financial services providers, regulatory changes, other factors that may be subject to circumstances beyond Blue River's control and any other risks detailed in Blue River's reports filed with the Securities and Exchange Commission.

Blue River undertakes no obligation to revise these statements following the date of this press release.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS
                                   (UNAUDITED)


                             QUARTERS ENDED MARCH 31

                                       2007             2006

GROSS LOANS                            $194,056,000     $168,902,000
TOTAL ASSETS                           $231,104,000     $211,576,000
DEPOSITS                               $184,373,000     $167,918,000
SHAREHOLDERS' EQUITY                   $ 18,013,000     $ 17,563,000
BOOK VALUE PER SHARE                   $       5.14     $       5.01


NET INTEREST INCOME                    $  2,174,000     $  1,917,000
PROVISION FOR LOAN LOSSES              $    154,000     $     68,000
NON INTEREST INCOME                    $    195,000     $    308,000
NON INTEREST EXPENSE                   $  1,921,000     $  1,788,000
INCOME TAX EXPENSE                     $    114,000     $    141,000
NET INCOME                             $    179,000     $    228,000
BASIC & DILUTED EARNINGS PER SHARE     $        .05     $        .07
